GENERAL RELEASE OF CLAIMS

This GENERAL RELEASE OF CLAIMS (this “Release”) is entered into by and between eFFECTOR Therapeutics, Inc. (the “Company”), and Mayank J. Gandhi, M.D. (“Employee”), as of the Effective Date (as defined below).

WHEREAS, the Company and Employee are parties to that certain Employment Agreement, effective as of September 1, 2022 (the “Employment Agreement”); and

WHEREAS, Employee’s employment with the Company and its subsidiaries will terminate effective February 9, 2024 (the “Termination Date”); and

WHEREAS, the Company and Employee now wish to fully and finally resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the benefits payable to Employee described in Section 2(e) below, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that he would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:

1. Effective Date; Termination of Employment.

(a) Effective Date. This Release shall become effective upon the occurrence of both of the following events: (i) execution of the Release by the parties; and (ii) expiration of the revocation period applicable under Section 3(d) below without Employee having given notice of revocation. The date of the last to occur of the foregoing events shall be referred to in this Release as the “Effective Date.” Until and unless both of the foregoing events occur, this Release shall be null and void. Employee understands that Employee will not be given any benefits under this Release unless the Effective Date occurs on or before the date that is thirty (30) days following the Termination Date (as defined above).

(b) Termination of Employment. Employee’s employment with the Company will terminate effective as of the Termination Date, including his position as Chief Business Officer (and any other officer titles or officer positions he may hold) of the Company (and any of its affiliates and subsidiaries). Employee shall execute any additional documentation necessary to effectuate such resignations.

2. Termination Date Matters.

(a) Compensation Through Termination Date. On the Termination Date, the Company shall issue to Employee his final paycheck, reflecting (A) Employee’s fully earned but unpaid base salary, through the Termination Date at the rate then in effect, and (B) all accrued, unused paid time off due Employee through the Termination Date. Subject to Sections 2(b) and (e) below, Employee acknowledges and agrees that with his final check, Employee received all monies, bonuses, commissions, expense reimbursements, paid time off, or other compensation he earned or was due during his employment by the Company.

(b) Expense Reimbursements. The Company, within thirty (30) days after the Termination Date, will reimburse Employee for any and all reasonable and necessary business expenses incurred by Employee in connection with the performance of his job duties prior to the Termination Date,

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which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Termination Date.

(c) Benefits. Subject to Section 2(e)(ii) below, Employee’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the last day of the calendar month in which the Termination Date occurs, except to the extent Employee elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents, in accordance with the provisions of COBRA. Employee’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans and programs, shall cease on the Termination Date.

(d) Equity Awards. Employee holds stock options (the “Stock Options”) to purchase shares of the Company’s common stock issued to Employee by the Company pursuant to certain stock option agreements. Upon the Termination Date, Employee’s outstanding Stock Options shall cease vesting and any unvested Stock Options shall terminate.

(e) Termination Benefits. In exchange for Employee’s agreement to be bound by the terms of this Release, including, but not limited to, the release of claims in Section 3, Employee shall be entitled to receive the following benefits, which shall be the exclusive benefits to which Employee is entitled, unless Employee has materially breached the provisions of this Release, in which case Section 4(d) shall apply:

(i) Severance. Employee shall be entitled to receive Employee’s monthly base salary as in effect immediately prior to the Termination Date for an additional nine (9) months after the Termination Date in accordance with the Company’s usual payroll practices, with the first installment commencing on the first payroll date that is thirty (30) days following the Termination Date (and any installment payments which would otherwise have been paid to Employee before the thirtieth (30th) day following the Termination Date will be paid together with the first installment).

(ii) Benefits. Subject to Employee’s valid election to continue healthcare coverage pursuant to the provisions of COBRA, the Company shall pay Employee on a monthly basis during the COBRA Period (as defined below) an amount equal to the employer portion of the premium cost for such COBRA coverage, based on the cost sharing levels in effect on the Termination Date, for Employee and Employee’s eligible dependents who were covered under the Company’s group health plans as of the Termination Date (calculated by reference to the premium as of the Termination Date). For purposes of this Agreement, “COBRA Period” shall mean the period beginning on the Termination Date and ending on the earlier of the nine (9)-month anniversary of the Termination Date and the date on which Employee becomes eligible to receive benefits under a “group health plan” (within the meaning of Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), of Employee’s subsequent employer, if any, or otherwise becomes ineligible for continued coverage under COBRA. Notwithstanding the previous sentence, with regard to such COBRA continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue Employee’s and his covered dependents’ group insurance coverages in effect on the Termination Date (which amount shall be based on the premiums for the first month of COBRA coverage).

3. General Release of Claims by Employee.

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(a) Employee, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, stockholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Employee does not release any claim which, by law, may not be released, including the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by applicable law (including California Labor Code Section 2802) or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company;

(v) Claims based on any right Employee may have to enforce the Company’s executory obligations under this Release;

(vi) Employee’s right to bring to the attention of the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or any similar state agency in any other jurisdiction claims of discrimination; provided, however, that Employee does release his right to secure any damages for alleged discriminatory treatment;

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(vii) Employee’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; and

(viii) Any other Claims that cannot be released as a matter of law.

(b) EMPLOYEE ACKNOWLEDGES THAT he HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS he MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) Employee acknowledges that he is entitled to have twenty-one (21) days’ time in which to consider this Release. Employee further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Employee should consult with an attorney of his choice before signing this Release, and Employee has had sufficient time to consider the terms of this Release. Employee represents and acknowledges that if Employee executes this Release before twenty-one (21) days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period.

(d) Employee understands that after executing this Release, Employee has the right to revoke it within seven (7) days after his execution of it. Employee understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Release in writing. Employee understands that this Release may not be revoked after the seven (7) day revocation period has passed. Employee also understands that any revocation of this Release must be made in writing and delivered in person to Stephen T. Worland, Ph.D., Chief Executive Officer and President of the Company, within the seven (7) day period.

(e) Employee understands that this Release shall become effective, irrevocable, and binding upon Employee on the eighth (8th) day after his execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above.

(f) This Release has been negotiated individually and is not part of a group exit incentive or other termination program.

(g) Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee may have against the Company Releasees. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.

4. Confirmation of Continuing Obligations.

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(a)
PIIA. Employee hereby expressly reaffirms his obligations under the Company’s Proprietary Information and Inventions Agreement (the “PIIA”) a copy of which is attached to this Release as Exhibit A and incorporated herein by reference, and agrees that such obligations shall survive the Termination Date.
(b)
Nondisparagement. Subject to Section 4(e), Employee agrees that he shall not disparage or otherwise communicate negative statements or opinions about the Company, the members of its Board of Directors, officers, employees, shareholders or agents. The Company agrees that neither the members of its Board of Directors nor its officers shall disparage or otherwise communicate negative statements or opinions about Employee.
(c)
Return of Property. By signing below, Employee represents and warrants that he has returned to the Company all of the Company’s property, documents (hard copy or electronic files), and information prior to signing this Release, he has not nor will he copy or transfer any Company information, nor will he maintain any Company information after the Termination Date.
(d)
Remedy in the Event of Breach. In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all benefits under Section 2(e) from Employee in the event of his material breach of this Release, including this Section 3.
(e)
Exceptions. Notwithstanding anything in this Agreement or the PIIA to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) communicating directly with, filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Further, nothing herein will prevent Employee from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB. Employee acknowledges that the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (x) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information (as defined in the Proprietary Information Agreement) that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (y) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (z) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Proprietary Information to his attorney and use the Proprietary Information in the court proceeding, if the Employee files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order. In addition, nothing in any part of this Release waives or otherwise limits Employee’s rights to testify in a California judicial or legislative proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of

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any Company Releasee, provided Employee has been required or requested to attend the proceeding pursuant to a California court order or subpoena, or a written request from the California legislature. Further, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

5. Arbitration. To the extent permitted by applicable law, any dispute, claim or controversy based on, arising out of or relating to Employee’s employment or this Release shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 5 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Release or relating to Employee’s employment; provided, however, that Employee shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Release; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Employee shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Release shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Each party hereby expressly waives his, her or its right to a jury trial.

6. Additional Representations and Warranties By Employee. Employee represents that Employee has no pending complaints or charges against the Company Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Employee signs this Release.

7. Miscellaneous.

(a)
Notices. Any notice required or permitted by this Release shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Employee

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at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.
(b)
Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
(c)
Governing Law and Venue. This Release is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
(d)
Entire Agreement. This Release, together with the PIIA, and the other agreements referenced herein, constitutes the entire understanding between the parties with respect to its subject matter, superseding all prior agreements and understandings, written or oral, with respect to its subject matter, including, without limitation, the Employment Agreement. This Release may not be amended or modified, nor any provision hereof waived, other than by a writing signed by Employee and an authorized representative of the Company.
(e)
Survival. The covenants, agreements, representations and warranties contained in or made in this Release shall survive the Termination Date or any termination of this Release.
(f)
Counterparts. This Release may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. agreement. This Release may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
(g)
Non-transferability of Interest. None of the rights of Employee to receive any form of compensation payable pursuant to this Release shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Release shall be void. This Release does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Release.
(h)
Withholding and other Deductions. All compensation payable to Employee hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
(i)
Code Section 409A. To the extent applicable, this Release shall be interpreted in accordance with Section 409A of the Code, and Department of Treasury regulations and other interpretive guidance issued thereunder. To the extent that any provision in this Release is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a

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manner that no payments payable under this Release shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under this Release shall be treated as a right to a series of separate payments. For purposes of this Release, all references to Employee’s “termination of employment” shall mean his “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)). Any reimbursement of expenses or in-kind benefits payable under this Release shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Employee’s, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit. The parties acknowledge that the Termination Date will constitute the date of Employee’s involuntary “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)).
(j)
Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Release shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.
(k)
Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.
(l)
KNOWING AND VOLUNTARY; Right to Advice of Counsel. Employee represents and agrees that, prior to signing this RELEASE, Employee has had the opportunity to discuss the terms of this RELEASE with legal counsel of HIS choosing. Employee further represents and agrees that he is entering into this RELEASE knowingly and voluntarily. Employee affirms that no promise was made to cause him to enter into this RELEASE, other than what is promised in this RELEASE. Employee further confirms that he has not relied upon any other statement or representation by anyone other than what is in this RELEASE as a basis for his RELEASE. EMPLOYEE AcknowledgeS that HE HAS the right, AND IS ENCOURAGED, to consult with HIS lawyer; by HIS signature below, EMPLOYEE acknowledgeS that HE HAS consulted, or has elected not to consult, with HIS lawyer concerning this RELEASE.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have executed this Release as of the date first set forth above.

eFFECTOR Therapeutics, Inc.

By: /s/ Steve Worland, Ph.D.
Name: Steve Worland, Ph.D.
Title: President and Chief Executive Officer

Employee

/s/ Mayank J. Gandhi, M.D.
Mayank J. Gandhi, M.D.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT]